Exhibit 99

Dave & Buster’s Increases Quarterly Cash Dividend by 7% to $0.16 Per Share

DALLAS, September 20, 2019 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $0.16 per common share, which represents an approximately 7% increase over the previous quarterly cash dividend of $0.15 per share. This cash dividend is payable on November 11, 2019 to shareholders of record on October 11, 2019.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 133 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind.bhatia@daveandbusters.com